EXHIBIT 10.13.1

{LOGO Aviation Risk Management Associates, Inc.]

CERTIFICATE OF INSURANCE

This is to certify that the following policy/policies, subject to the terms, conditions, limitations and endorsements contained therein, and during their effective period, have been issued by the insurance companies listed below. NOTE: The inclusion of persons or entities as "Insureds" only applies to that persons' o~ entities' contingent liability arising out of the operations of the Named Insured, which are the subject of coverage under a policy or policies referenced herein, unless otherwise noted.

CERTIFICATE HOLDER: Japan Airlines Management Corp. JFK International Building 14 Jamaica, NY 11430	NAMED INSURED: Baltia Air Lines, Inc. Building 151, Room 361 JFK international Airport Jamaica, NY 11430

Coverage confirmed below is solely in respects to the Sublease Agreement between the Certificate holder and the Named Insured effective September 1, 2011 (Baltia Airlines AYB-970. 102):

COVERAGE:	Airport Premises Liability including Bodily Injury, Property Damage and Contractual Liability Mobile Equipment Liability
LIMITS OF LIABILITY:	Airport Premises Liability -$2,000,000 Combined Single Limit Mobile Equipment Liability- $2,000,000 Each Occurrence
POLICY PERIOD:	12:01 A.M. April 1, 2014 to 12:01 A.M. April 1, 2015
INSURERS & POLICY	Star Insurance Company Inc., AC 0763844-02
ADDITIONAL AGREEMENTS
  The Certificate holder, The Port Authority of New York & New Jersey and The City of New York are included as Additional Insureds as their respective rights and interest may appear.
  30 days notice of cancellation, l0 days in the event of non-payment.
  The Insurer shall not, without obtaining the express advance written permission from the General Counsel of the Port Authority raise any defense involving in any way, the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, Agents or Employees, the governmental nature of the Port Authority, or the provisions of any statutes respecting suits against the Port Authority.

As respects each Certificate Holder(s) respective interests, this Certificate of Insurance shall automatically terminate upon the earlier of (i) Policy expiration: (ii) Cancellation of the policies prior to policy expiration, as notified to the Certificate Holder(s) as required herein: (iii) agreed termination of the Contract(s); and/or in the case of physical damage insurance relating to those Certificate Holder(s) who have insurable interest in the Equipment as of the date of issuance of this Certificate of Insurance: agreed termination of the Named Insured's and/or the Certificate Holder(s) insurable interest in the Equipment. This Certificate of Insurance is issued as a summary of the insurances under the policies noted above and confers no rights upon the Certificate Holder(s) as regards the insurances other than those provided by the policies. The undersigned has been authorized by the above insurers to issue this certificate on their behalf and is not an insurer and has no liability of any sort under the above policies as an insurer as a result of this certification.
Certificate Number: 01 Date of Issue: March 31, 2014	--/signed/___ (SEAL: ARM, Aviation Risk Management Assoc)
Authorized Representative
Aviation Risk Management Associates, Inc.
377 W. Virginia St. Crystal Lake, IL 60014
Phone:815-356-8811 Fax:815-356-8822